UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 20, 2021
Discovery, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

230 Park Avenue South
New York, New York 10003
(Address of principal executive offices, including zip code)

212-548-5555
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[☐]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[☐]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[☐]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[☐]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Series A Common Stock	DISCA	Nasdaq
Series B Common Stock	DISCB	Nasdaq
Series C Common Stock	DISCK	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2021, Discovery, Inc. (“Discovery”), entered into a letter agreement amending the Amended and Restated Employment Agreement with David Zaslav, its President and Chief Executive Officer (the “Amendment”). The Amendment modifies the Amended and Restated Employment Agreement, dated as of May 16, 2021, between Mr. Zaslav and Discovery (as amended to date, the “Employment Agreement”). The purpose of the amendment is to modify the schedule upon which shares of Discovery’s common stock that are earned based on achievement of annual performance objectives are delivered to Mr. Zaslav. The amendment does not modify the total amount of compensation payable to Mr. Zaslav.

The Amendment modifies the Employment Agreement to provide that, to the extent that Mr. Zaslav earns all or any portion of a tranche of performance restricted stock units (“PRSUs”) to be granted under the Employment Agreement in future calendar years (i.e., 2022, 2023, 2024, 2025, 2026 and 2027) pursuant to Section 4(e)(ii) of the Employment Agreement, (a) 70% of the earned PRSUs shall be paid and distributed to Mr. Zaslav in the calendar year immediately following the end of the applicable one-year performance period, as soon as practicable following the Compensation Committee’s determination of performance for such performance period, and (b) the remaining 30% of the earned PRSUs shall be paid and distributed to Mr. Zaslav as soon as practicable after the beginning of the second calendar year following the end of the applicable performance period. This distribution schedule would replace the currently applicable schedule whereby any earned shares would be paid and distributed in three annual installments, with 50% of the earned shares delivered in the calendar year following the end of the performance period and 25% delivered in each of second and third years following the end of the performance period. The PRSUs to be awarded to Mr. Zaslav under the Employment Agreement will continue to be subject to performance metrics, established by the Compensation Committee for each one-year performance period, and will only vest if and to the extent that the Compensation Committee certifies that such performance metrics have been satisfied.

The Compensation Committee of the Board of Directors of Discovery approved the Amendment to change the timing of distribution of future PRSUs to be awarded to Mr. Zaslav in calendar years 2022, 2023, 2024, 2025, 2026 and 2027 under the Employment Agreement after a review of market data indicated that the majority of the companies in Discovery’s compensation peer group distribute earned PRSUs immediately upon vesting. The Compensation Committee desired to more closely align Mr. Zaslav’s Employment Agreement with prevailing market practice, while still maintaining part of the hold-back feature to encourage stock ownership and retention by Mr. Zaslav.

All other terms of the Employment Agreement remain unchanged. There is no change to the total amount of compensation to be paid to Mr. Zaslav or to the total dollar amount of PRSUs to be awarded to Mr. Zaslav under the Employment Agreement.

The foregoing summary of the material terms of the Amendment is qualified in its entirety by reference to the complete text of the Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

10.1	Letter Agreement, dated December 20, 2021, amending the Amended and Restated Employment Agreement, dated as of May 16, 2021, between David Zaslav and Discovery, Inc.
101	Inline XBRL Instance Document - the instance document does not appear in the Interactive Date File because its XBRL tags are embedded within the Inline XBRL document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery, Inc.

Date: December 27, 2021	By:	/s/ Bruce Campbell
Bruce Campbell
Chief Development, Distribution and Legal Officer